# AMENDMENT TO SHAREHOLDERS VOTING AGREEMENT

THIS AMENDMENT TO SHAREHOLDERS VOTING AGREEMENT (this "**Amendment**") is made and entered into as of the 7th day of September 2020, by and among Asseco Poland S.A, a company registered in Poland with registration number (KRS) 0000033391, Emil Sharvit (2001) Consulting and Project Management Ltd., a company registered in the State of Israel with registration number 513181412 (for the benefit of Guy Bernstein), and Guy Bernstein, I.D. No. 023578354 of 5 Hashalva St., Savyon, Israel; Each a "**Shareholder**" and, together, the "**Shareholders**" or the "**Parties**".

WITNESSETH:

**WHEREAS,** The Shareholders have entered into that certain Shareholders Voting Agreement dated October 4, 2017, attached hereto as **Exhibit I** (the "**Agreement**");

**WHEREAS,** the Shareholders wish to amend the Agreement, effective as of the date hereof;

**NOW THEREFORE,** the Shareholders hereby agree as follows (capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement):

1. In section 1.1.9, after the words: " after the execution of this Agreement" the following sentence will be added: "but excluding any shares being granted or issued to Guy in connection with his services as CEO to the Company and as chairman and member of the Board of Directors of the Company's subsidiaries, after the date of this amendment, unless otherwise agreed by the Shareholders, shall be subject to the terms and conditions of this Agreement."

2. Section 5.1 of the Agreement is hereby restated in its entirety to state as follows: "Until the occurrence of the events set forth in clauses (i) or (ii) of Section 5.4.1 below, any and all voting rights of Shareholders with respect to the Shares shall be exercised exclusively in accordance with the terms set forth herein.""

3. The last paragraph of Section 5.4 of the Agreement is hereby restated in its entirely to state as follows: "Upon the occurrence of any of the events set forth in clauses (i) or (ii) of Section 5.4.1 and thereafter – each Shareholder shall vote its own Shares and the appointment of the Voting Nominee shall expire and terminate automatically."

4. Schedule A to the Agreement shall be removed and replaced with the Attached Schedule A.

5. It is hereby clarified that, except as specifically amended by the Shareholders in this Amendment, all the terms of the Shareholders Voting Agreement, shall remain in full force and effect and bind the parties without any change.

**IN WITNESS WHEREOF,** the parties hereto have duly executed this Amendment as of the date first above written.

WICEPREZES ZARZĄDU
Marek Panek

WICEPREZES ZARZĄDU
Gabriela Żukowicz

**Asseco Poland S.A**

אמיל שרביט בע"מ (2001)
יעוץ וניהול פרויקטים בע"מ
513181412

**Emil Sharvit**

**Guy Bernstein**

**Exhibit I**

**(The Shareholders Voting Agreement)**

## SCHEDULE A

### SHAREHOLDERS

| Name | Number of Shares Held |
|---|---|
| Asseco Poland S.A | 3,915,601 |
| Emil Sharvit (2001) Consulting and Project Management Ltd. | 435,151 |
| Guy Bernstein | 1,382,822 |